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                                                                    Exhibit 12
                    PACIFIC TELESIS GROUP AND SUBSIDIARIES          ----------
                      RATIO OF EARNINGS TO FIXED CHARGES


(Dollars in millions)             1993    1992*    1991*    1990*    1989*
                               -------  -------  -------  -------  -------
1. Earnings
   --------
   Adjusted income from
     continuing operations
     before income taxes          $201   $1,782   $1,514   $1,558   $1,930
   Interest expense                509      506      588      644      543
   Interest in operating
     rental expense (a)             40       44       36       35       32
                               -------  -------  -------  -------  -------
   Total earnings -
     continuing operations        $750   $2,332   $2,138   $2,237   $2,505
                               -------  -------  -------  -------  -------
2. Fixed Charges
   -------------
   Interest expense (b)           $509   $  510   $  590   $  649   $  543
   Interest in operating
     rental expense (a)             40       44       36       35       32
                               -------  -------  -------  -------  -------
   Total fixed charges -
     continuing operations        $549   $  554   $  626   $  684   $  575
                               -------  -------  -------  -------  -------
   RATIO OF EARNINGS TO FIXED
     CHARGES (1 divided by 2)     1.37**   4.21     3.42**   3.27**   4.36
                               =======  =======  =======  =======  =======

  (a) Computed as 1/3 of operating rental expense.
  (b) Includes capitalized interest.

   *  Restated to reflect  the planned spin-off of  the Corporation's wireless
      operations  which   are  excluded  from  amounts   for  the  "continuing
      operations" of Pacific Telesis Group.

  ** Results for 1993, 1991, and 1990 reflect restructuring charges which reduced income from continuing operations before income taxes by $1,431, $203, and $109 million for each respective year.